UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, Miami, Florida, 33137 on May 9, 2013 at 10:00 a.m., for the following purposes, as further described in the attached proxy statement:

1.	to elect twelve directors to our board of directors;
2.	to hold an advisory vote to approve our executive compensation, which we refer to as the “say-on-pay vote”;
3.	to approve an amendment to our articles of incorporation to increase the number of shares of common stock authorized from 400,000,000 to 600,000,000;
4.	to approve an amendment to our articles of incorporation to increase the number of shares of preferred stock authorized from 2,000,000 to 25,000,000;
5.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2013; and
6.	to transact any other business properly presented at the meeting and at any postponements or adjournments.

You may vote at the meeting and at any postponements or adjournments thereof if you were a record owner of our common stock at the close of business on April 1, 2013.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

President and Chief Executive Officer

Miami, Florida
April 10, 2013

i

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for the 2013 annual meeting of shareholders to be held on May 9, 2013. This proxy statement and the enclosed form of proxy contain important information for you to consider in deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about April 10, 2013. Our board of directors set April 1, 2013 as the record date for the 2013 annual meeting. Shareholders of record who owned our common stock at the close of business on that date may vote at and attend the 2013 annual meeting. As of the record date, we had issued and outstanding 183,687,240 shares of common stock, which is our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share held on the record date.

What matters am I voting on?

You will be voting on:

•	the election of twelve directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	the approval, on an advisory basis, of our executive compensation;
•	approval of an amendment to our articles of incorporation to increase the number of shares of common stock authorized from 400,000,000 to 600,000,000;
•	approval of an amendment to our articles of incorporation to increase the number of shares of preferred stock authorized from 2,000,000 to 25,000,000;
•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2013; and
•	any other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on April 1, 2013, the record date, may vote at the meeting. As of the close of business on the record date, 183,687,240 shares of our common stock were outstanding. Each shareholder has one vote for each share of common stock owned on the record date.

When and where is the meeting?

We will hold the meeting on May 9, 2013, at 10:00 a.m. local time at our offices located at 4400 Biscayne Blvd., Miami, Florida 33137.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election of the director nominees listed below under Proposal I;
•	FOR the approval, on an advisory basis, of our executive compensation described under Proposal II;
•	FOR the approval of an amendment to our articles of incorporation to increase the number of common shares authorized from 400,000,000 to 600,000,000 described under Proposal III;
•	FOR the approval of an amendment to our articles of incorporation to increase the number of preferred shares authorized from 2,000,000 to 25,000,000 described under Proposal IV; and

•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2013 as described under Proposal V.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary at Ladenburg Thalmann Financial Services Inc., 520 Madison Avenue, 9th Floor, New York, New York 10022, Attn: Corporate Secretary;
•	voting in person at the meeting; or
•	delivering another proxy by phone, mail or Internet bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present, in person or by proxy, at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of outstanding shares entitled to vote is represented at the annual meeting, then a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), then your bank, broker or other nominee will provide you with voting instructions. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the ratification of our independent auditor as set forth in Proposal V. Brokers may not vote on non-routine matters, such as the election of directors as set forth in Proposal I and each of the matters set forth in Proposals II, III and IV, unless they have received voting instructions from the person for whom they are holding shares. Consequently, it is very important that you vote your shares for the election of directors, for the approval, on an advisory basis, of our executive compensation and for the approval of the amendments to our articles of incorporation to increase the number of authorized shares of common stock and preferred stock. If you do not provide voting instructions to your broker, then your broker cannot vote on any non-routine matter, and the broker will return the proxy card to us indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

We strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. If your shares are held in “street name”, you will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting.

How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting. As described above, if your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. Also, you may vote by phone or Internet by following the instructions included in the proxy card.

How many votes are needed for approval of each matter?

With respect to the election of directors, assuming a quorum is present at the annual meeting, nominees for directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the twelve individuals who receive the greatest number of votes cast “FOR” are elected as directors. If a quorum is present at the annual meeting, each other proposal described in this proxy statement and (unless a greater vote is required by law) any other proposal that may properly be brought before the meeting will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	your identity by reviewing a valid form of government-issued photo identification, such as a driver’s license; and
•	that you were, or are validly acting for, a shareholder of record on the record date by:
➢	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;
➢	if you hold your shares in street name, reviewing other evidence of your stock ownership, such as a brokerage or bank statement that shows that you held our common stock as of the record date; or
➢	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on April 1, 2013, then you will not be admitted to, or permitted to vote at, the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

SHARE OWNERSHIP

The table below shows the number of shares of our common stock beneficially owned as of March 18, 2013 by (i) those persons or groups known to beneficially own more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table below, whom we refer to as Named Executive Officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned. Percentage ownership information is based on 183,480,872 shares of our common stock issued and outstanding as of March 18, 2013.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Phillip Frost, M.D. and related entities 4400 Biscayne Boulevard Miami, Florida 33137	69,639,630	(1)	35.02%
New Valley LLC 100 S.E. Second Street Miami, Florida 33131	14,891,205	(2)	8.07%
Howard M. Lorber	5,156,674	(3)	2.78%
Mark Zeitchick	5,096,336	(4)	2.73%
Richard J. Lampen	3,600,250	(5)	1.93%
Richard J. Rosenstock	3,366,086	(6)	1.83%
Jacqueline M. Simkin	1,775,640	(7)	*
Adam Malamed	1,454,978	(8)	*
Saul Gilinski	1,133,600	(9)	*
Dr. Richard M. Krasno	420,500	(10)	*
Brett H. Kaufman	296,250	(11)	*
Henry C. Beinstein	182,835	(12)	*
Jeffrey S. Podell	182,013	(13)	*
Brian S. Genson	180,000	(14)	*
Dmitry Kolosov	0		*
All directors and executive officers as a group (15 persons)	92,634,792	(15)	44.03%

*	Less than 1 percent.
(1)	Represents (i) 11,248,699 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 43,013,431 shares of common stock held by Frost Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 4,377,500 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost and (iv) 11,000,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Nevada Trust. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on December 9, 1997, as amended, as well as from information made known to us.
(2)	New Valley LLC is wholly-owned by Vector Group Ltd. The business address of New Valley LLC and Vector Group Ltd. is 100 S. E. Second Street, Miami, Florida 33131. Includes 1,000,000 shares of common stock issuable upon exercise of currently exercisable warrants held by Vector Group Ltd.
(3)	Represents (i) 2,674,580 shares of common stock held directly by Mr. Lorber, (ii) 301,227 shares of common stock held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, (iii) 220,800 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iv) 1,960,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (v) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnerships. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lorber serves as an executive officer and director of its parent, Vector Group Ltd., (ii) shares of common stock issuable upon the exercise of currently exercisable warrants beneficially owned by Vector Group Ltd, and (iii) 465,524 shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(4)	Represents (i) 2,121,336 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member, and (ii) 2,975,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading LLC.
(5)	Represents (i) 806,917 shares of common stock held directly by Mr. Lampen, (ii) 2,780,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen and (iii) 13,333 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Lampen. Does not include the shares of common stock beneficially owned by New Valley LLC, of which Mr. Lampen serves as an executive officer of its parent, Vector Group Ltd. or shares of common stock issuable upon the exercise of currently exercisable warrants beneficially owned by Vector Group Ltd.
(6)	Represents (i) 115,000 shares of common stock held directly by Mr. Rosenstock, (ii) 2,701,586 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, (iii) 84,000 shares of common stock held of record by the NFS/FMTC Rollover IRA for the benefit of Richard J. Rosenstock, (iv) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Roni L. Rosenstock, Mr. Rosenstock’s wife, (v) 5,000 shares of common stock held of record by the NFS/FMTC IRA for the benefit of Richard J. Rosenstock, (vi) 30,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock and (vii) 425,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Roni L. Rosenstock.
(7)	Represents (i) 1,003,322 shares of common stock held by The Jacqueline Simkin Revocable Trust as Amended & Restated 12/16/03, of which Ms. Simkin is the trustee, (ii) 521,318 shares of common stock held by The LTS #2 Grantor Retained Annuity Trust dated 11/18/11, of which Ms. Simkin is the trustee and (iii) 211,000 shares of common stock held by the The Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/2002, of which Ms. Simkin is a co-trustee, and (iv) 40,000 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Simkin.
(8)	Represents (i) 203,478 shares of common stock held directly by Mr. Malamed, (ii) 950,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Malamed and (iii) 301,500 shares of common stock issuable upon exercise of currently exercisable warrants held by Mr. Malamed.
(9)	Includes 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski.
(10)	Includes 120,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno.
(11)	Includes 281,250 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.
(12)	Includes (i) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (ii) 100,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.
(13)	Includes 140,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell.

(14)	Includes (i) 10,000 shares of common stock held of record in the account of Genson Capital LLC for which Mr. Genson is the managing member and (ii) 140,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.
(15)	Includes 25,904,083 shares of common stock issuable upon exercise of currently exercisable options and warrants.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents.

PROPOSAL I

ELECTION OF DIRECTORS

Twelve directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the number of authorized directors.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

Henry C. Beinstein, 70 Director since 2001	Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 1994. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., an NYSE MKT listed company which markets and imports premium spirits, since January 2009. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 76 Director since 2004	Dr. Frost has served as chairman of our board of directors since July 2006. He also served as a member of our board of directors from May 2001 until July 2002. In March 2010, Dr. Frost was named chairman of the board of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, and had previously served as vice chairman of the board of directors since January 2006. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. From 1972 to 1986, Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc., and from 1987 to January 2006, he served as chairman of the board of directors and chief executive officer of IVAX Corporation. Dr. Frost also serves as chairman of the board of directors of PROLOR Biotech, Inc., a development stage biopharmaceutical company. Dr. Frost is a currently a director of Castle Brands Inc. He also serves as Chairman of Temple Emanu-El, as a member of the Florida Council of 100 and as a trustee for each of the University of Miami, the Scripps Research Institute, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost previously served as a director for Northrop Grumman Corp., Ideation Acquisition Corp., Continucare Corporation (now Metropolitan Health Network), citizen regent of the board of regents of the Smithsonian Institute and as governor and co-vice-chairman of the American Stock Exchange (now NYSE MKT). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry knowledge, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Brian S. Genson, 64 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous, Inc., a chain of fast food restaurants. Mr. Genson's pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.
Saul Gilinski, 58 Director since 2006	Mr. Gilinski has served as president and a director of Osmopharm S.A., a Swiss-based manufacturer of modified release pharmaceutical active ingredients, since 1999. He has served as the chairman of C.I. Farmacapsulas S.A., a manufacturer of pharmaceutical capsules, since 1985. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules. Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director of Premier Commercial Realty, Inc., a commercial property developer in South Florida. Mr. Gilinski’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.

Dmitry Kolosov, 32 Director since 2012	Mr. Kolosov, an attorney, has served since August 2010 as the Vice President, Chief of Staff, and Member of the Management Board of the Skolkovo Foundation, a nonprofit organization in Russia charged by former Russian President Dmitry Medvedev with creating a new science and technology city in the Moscow suburb of Skolkovo, which will comprise a university, research institutions, centers of collective usage, business incubator, technology transfer and commercialization office, corporate offices and research and development centers, as well as residential space and social infrastructure. From 2002 until 2010, Mr. Kolosov served in various positions, including as Executive Secretary of the Board of Directors and Head of Shareholder Relations, and as Advisor to the Executive Chairman of the Board, of TNK-BP, a joint venture between BP plc and the Alfa-Access-Renova consortium that was one of ten largest private oil companies in the world. Since June 2012, Mr. Kolosov has served as a director of Opko Health, Inc. Mr. Kolosov's pertinent experience, qualifications, attributes and skills include experience with international business and cross-border transactions and managerial experience.
Dr. Richard M. Krasno, 70 Director since 2006	Dr. Krasno has served as the executive director of the William R. Kenan, Jr. Charitable Trust and as president of the four affiliated William R. Kenan, Jr. Funds since October 1999. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. Dr. Krasno also served as Chairman of the Board of Directors (from 2009 – 2012), Vice-Chairman (2007 – 2009) and a director (2004 – 2007) of the University of North Carolina Health Care System. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno's pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.
Richard J. Lampen, 59 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. From October 1995 to December 2005, Mr. Lampen served as the executive vice president and general counsel of New Valley Corporation, where he also served as a member of its board of directors. Since January 1997, Mr. Lampen has served as a director of SG Blocks, Inc. (formerly CDSI Holdings Inc.), and from November 1998 until November 2011 served as its president and chief executive officer. Mr. Lampen also currently serves as a director of The Financial Services Institute, an advocacy organization for independent financial services firms and independent financial advisors. From May 1992 to September 1995, Mr. Lampen was a partner at the law firm of Steel Hector & Davis in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a managing director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers from 1986 to April 1992. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Howard M. Lorber, 64 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006 and has served as a director of Vector Group since January 2001. He served as president and chief operating officer of Vector Group from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; chief executive officer from November 1993 to December 2006, chairman of the board of directors from 1990 until December 2006 and executive chairman of the board of directors since January 2007 of Nathan’s Famous, Inc.; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and a director of Borders Group Inc. from May 2010 until January 2012. He is also a trustee of Long Island University. Mr. Lorber's pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Jeffrey S. Podell, 72 Director since 2004	Mr. Podell is a private investor. He also serves as a director of Vector Group. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
Richard J. Rosenstock, 61 Director since 1999	From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg Thalmann & Co. Inc., one of our broker-dealer subsidiaries. Mr. Rosenstock's pertinent experience, qualifications, attributes and skills include his industry knowledge and the experience he has attained through his service as a director of a publicly-traded corporation.

Jacqueline M. Simkin, 70 Director since 2011	Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments since 1996. From September 2008 until October 2011, Ms. Simkin served as a director of Continucare Corporation. She served as a director of each of Alpnet Inc., a publicly-traded information and translation services company, and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the Board of Directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Colombia Bar Association. Ms. Simkin’s pertinent experience, qualifications, attributes and skills include her managerial experience, financial literacy and the knowledge and experience she has attained through her service as a director of publicly-traded corporations.
Mark Zeitchick, 47 Director since 1999	Mr. Zeitchick has been our executive vice president since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Mr. Zeitchick's pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of a publicly-traded corporation.

Our board recommends that you vote FOR each of the nominees named above.

Executive Officers

Besides Messrs.  Lampen and Zeitchick, who are also directors, we have the following executive officers:

Brett H. Kaufman, 40 years old, became our chief financial officer in April 2008 and became a senior vice president in April 2010. From April 1999 until March 2008, Mr. Kaufman was employed at Bear Stearns Companies Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller's Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

Adam Malamed, 40 years old, became our chief operating officer in January 2012. Prior to his appointment, Mr. Malamed had served as co-chief operating officer of Ladenburg Thalmann & Co. Inc. since September 2006.

Joseph Giovanniello, Jr., 54 years old, became our senior vice president — corporate and regulatory affairs on January 2013 and has served as our secretary since May 2001. Mr. Giovanniello has been employed by Ladenburg Thalmann & Co. Inc. since June 1996, and has served as its senior vice president, general counsel and secretary since June 1998, and as a director since July 2006.

PROPOSAL II

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (THE SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis” and the executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement. This proposal is referred to as the say-on-pay vote.

We have designed our compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain highly qualified executives and to align compensation with the long-term interests of our shareholders. We believe that our compensation policies and procedures reflect our pay-for-performance philosophy. Although we have not adopted any formal guidelines for allocating total compensation among various compensation components, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and our success. We believe our compensation program is designed with an appropriate balance of risk and reward that is consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for a description of our executive compensation programs.

Our board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon our board, meaning that prior compensation determinations of the board will not be invalidated, and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values shareholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our board recommends that you vote FOR Proposal II, the advisory vote to approve executive compensation.

We currently provide our shareholders the ability to cast their non-binding advisory votes on our executive compensation each year, and the next such vote will be at our 2014 annual meeting of shareholders.

PROPOSAL III

TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
FROM 400,000,000 SHARES TO 600,000,000 SHARES

Background

Our board has approved an amendment to our articles of incorporation, as amended, to increase the number of authorized shares of common stock from 400,000,000 shares to 600,000,000 shares as more fully described below and recommended that such amendment be submitted to our shareholders for approval. We currently have authorized 400,000,000 shares of common stock, par value $.0001 per share, of which 183,687,240 shares were outstanding as of April 1, 2013. Also, we are required to reserve 48,859,870 shares of common stock for issuance under our Amended and Restated 1999 Performance Equity Plan, our 2009 Incentive Compensation Plan and our Amended and Restated Qualified Employee Stock Purchase Plan and 21,337,337 shares of common stock for issuance of outstanding warrants and options not issued under such plans. Our board believes it is in our best interest and the best interest of our shareholders to amend our articles of incorporation to increase our authorized shares of common stock to 600,000,000 shares. As described in Proposal IV below, our board also proposes to increase the number of authorized shares of preferred stock from 2,000,000 shares to 25,000,000 shares. If both Proposal III and Proposal IV are approved, the total number of authorized shares of all classes of our capital stock will be 625,000,000 shares, consisting of 600,000,000 shares of common stock, par value $.0001 per share, and 25,000,000 shares of preferred stock, par value $.0001 per share. For a discussion of the preferred stock proposal, see Proposal IV below. Proposals III and IV are not contingent on one another.

Purposes of the Amendment

The principal purpose of the proposed increase in the number of authorized shares of common stock is to provide us greater flexibility with respect to our capital structure in the event that the board determines that it is necessary or appropriate to issue shares of common stock in connection with future activities, including financings, other strategic transactions, mergers and acquisitions, stock dividends or splits, employee and director benefit plans, and other corporate purposes. Our board has determined that having an increased number of authorized but unissued shares of common stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of shareholders for the purpose of approving an increase in our capitalization. Our board will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes. It is not the present intention of our board to seek shareholder approval prior to any issuance of shares of common stock that would become authorized by the amendment, unless otherwise required by applicable law or regulations. Opportunities frequently arise that require prompt action and it is the belief of our board that the delay necessitated by seeking shareholder approval of a specific issuance could be to the detriment of the Company and its shareholders.

Effects of the Increase in Authorized Common Stock

Our shareholders will not realize any dilution in their voting rights as a result of the increase in the number of authorized shares of common stock, but will experience dilution in their voting rights to the extent additional shares are issued. Issuance of significant numbers of additional shares of our common stock in the future (i) will dilute shareholders' percentage ownership and (ii) if such shares are issued at prices below what current shareholders' paid for their shares, may dilute the value of current shareholders' shares. When issued, the additional shares of common stock authorized by the amendment will have the same rights and privileges as the shares of common stock currently authorized and outstanding.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of our common stock voted in an election of directors can elect all of our directors. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. We have never paid cash dividends on our shares of common stock. In the event of our liquidation, dissolution or winding up, the holders of our shares of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Since holders of common stock have no preemptive rights, shareholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued. Shares of authorized common stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, that a purchase or change in control of us could occur. Issuance of additional common stock could have a deterrent effect on persons seeking to acquire control. Our board also could, although it has no present intention of so doing, authorize the issuance of shares of common stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or an amendment to our articles of incorporation would not receive the required shareholder approval. Accordingly, the power to issue additional shares of common stock could enable our board to make it more difficult to replace incumbent directors or to accomplish business combinations opposed by the incumbent board.

The Amendment

If this amendment to our articles of incorporation is approved by our shareholders, we will file an amendment to our articles of incorporation with the Florida Department of State as soon as practicable in order for the amendment to become effective. Our board reserves the right, notwithstanding shareholder approval of this proposal and without further action by our shareholders, not to proceed with the amendment at any time before the effective date of the amendment to our articles of incorporation.

The first sentence of Article III of our articles of incorporation currently provides as follows:

“The aggregate number of shares of which of the Corporation shall have authority to issue is four hundred and two million (402,000,000) shares, of which four hundred million (400,000,000) shares shall be “Common Stock,” par value $.0001 per share, and of which two million (2,000,000) shares shall be “Preferred Stock,” par value $.0001 per share.”

Our board has approved the following amendment to Article III, subject to approval of such amendment by the holders of our common stock in accordance with Proposal III and Proposal IV below. Although Proposal III and Proposal IV below are not contingent on each other, if both Proposal III and Proposal IV are approved we will subsequently file an articles of amendment to our articles of incorporation providing that the first sentence of Article III, set forth above, will be deleted in its entirety and replaced by the following:

“The aggregate number of shares of which of the Corporation shall have authority to issue is six hundred twenty-five million (625,000,000) shares, of which six hundred million (600,000,000) shares shall be “Common Stock,” par value $.0001 per share, and of which twenty-five million (25,000,000) shares shall be “Preferred Stock,” par value $.0001 per share.”

To the extent that Proposal III is approved by our shareholders but Proposal IV is not approved, our articles of incorporation will be amended to increase our authorized shares of common stock to 600,000,000 shares, while our authorized shares of preferred stock will remain 2,000,000 shares.

Dissenters Rights

Neither Florida law nor our articles of incorporation or bylaws provides our shareholders with the rights of appraisal or similar rights of dissenters with respect to this proposed amendment.

Vote Required

The vote required to approve the proposal to increase our authorized shares of common stock to 600,000,000 shares is a majority of the votes cast at the meeting with respect to the proposal.

Our board recommends that you vote FOR Proposal III, the amendment to our articles of incorporation to increase the number of shares of common stock authorized from 400,000,000 shares to 600,000,000 shares.

PROPOSAL IV

TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED
STOCK FROM 2,000,000 SHARES TO 25,000,000 SHARES

Background

Our board has unanimously approved an amendment to our articles of incorporation, as amended, to increase the number of authorized shares of preferred stock from 2,000,000 shares to 25,000,000 shares and recommended that such amendment be submitted to our shareholders for approval. We currently have authorized 2,000,000 shares of preferred stock, par value $.0001 per share, with no shares issued and outstanding. Our board believes that this increase in authorized shares of preferred stock would provide us greater flexibility with respect to our capital structure for such purposes as future additional equity financings, retirement of indebtedness and acquisitions.

Our board is authorized to prescribe the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of preferred stock. Preferred stock for which our board is authorized to so determine the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of preferred stock is commonly referred to as “blank check” preferred stock.

Our articles of incorporation currently authorizes the issuance of up to 400,000,000 shares of common stock, par value $.0001 per share and 2,000,000 shares of preferred stock, par value $.0001 per share. As described in Proposal III above, our board has also proposed to increase the authorized number of shares of common stock from 400,000,000 shares to 600,000,000 shares. If both Proposal III and this Proposal IV are approved, the total number of authorized shares of all classes of our capital stock will be 625,000,000 shares, consisting of 600,000,000 shares of common stock, par value $.0001 per share, and 25,000,000 shares of preferred stock, par value $.0001 per share. For a discussion of the common stock proposal, see Proposal III above. Proposals III and IV are not contingent on one another.

If our articles of incorporation are amended to increase our shares of authorized preferred stock, our board would have discretion to prescribe the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of preferred stock. If this proposal is approved by our shareholders, our board does not intend to solicit further shareholder approval before the issuance of any shares of preferred stock, unless otherwise required by applicable law or regulations.

Upon the effectiveness of the amendment authorizing the issuance of additional shares of preferred stock, our board will have the express authority to execute and file an articles of amendment to our articles of incorporation setting forth the series and the number of the shares of each series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of our preferred stock.

Purposes of the Amendment

Our board recommends the increase of authorized shares of preferred stock from 2,000,000 shares to 25,000,000 shares to increase our financial flexibility. Our board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in our capital structure than now exists. The preferred stock would be available for issuance from time to time as determined by our board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations or to retire indebtedness, or issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets. If the proposed amendment is approved, our board would be empowered, without the necessity of further action or authorization by our shareholders, unless required in a specific case by applicable laws or regulations, to authorize the issuance of up to 25,000,000 shares of preferred stock from time to time in one or more series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each such series. Our board will determine, whether, when and on what terms the issuance of shares of preferred stock may be warranted in connection with the foregoing purposes. Each series of preferred stock could, as determined by our board at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to our common stock. It is not the present intention of our board to seek shareholder approval prior to any issuance of preferred stock that would become authorized by the amendment, unless otherwise required by applicable law or regulation. Opportunities frequently arise that require prompt action and it is the belief of our board that the delay necessitated by seeking shareholder approval of a specific issuance could be to the detriment of us and our shareholders.

Effects of the Increase in Authorized Preferred Stock

Any future issuance of preferred stock could adversely affect the rights of holders of our common stock. If we issue preferred stock, such preferred stock will include certain designations, rights, qualifications, preferences, limitations and terms, any of which may dilute the voting power or economic interest of holders of our common stock. For example, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of our preferred stock could dilute the earnings per share and book value per share of all outstanding shares of our common stock. In addition, in a liquidation, the holders of our preferred stock may be entitled to receive a certain amount per share of our preferred stock before the holders of our common stock receive any distribution. In addition, the holders of our preferred stock may be entitled to vote and such votes may dilute the voting rights of the holders of our common stock when we seek to take corporate action. Our preferred stock also may be convertible into shares of our common stock. Furthermore, our preferred stock could be issued with certain preferences over the holders of our common stock with respect to dividends or the power to approve the declaration of a dividend. The aforementioned are only examples of how shares of our preferred stock, if issued, could result in:

•	reduction of the amount of funds otherwise available for payment of dividends on our common stock;
•	restrictions on dividends that may be paid on our common stock (although there are no current plans to pay dividends on our common stock);
•	dilution of the voting power of our common stock; and
•	restrictions on the rights of holders of our common stock to share in our assets on liquidation until satisfaction of any liquidation preference granted to the holders of our preferred stock.

We could also issue shares of preferred stock that may, depending on the terms of such issued preferred stock, make more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or other means. When, in the judgment of our board, this action would be in our best interest and the best interest of our shareholders, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of us. Such shares also could be privately placed with purchasers favorable to our board in opposing such action. Also, our board could authorize holders of a series of our preferred stock to vote either separately as a class or with the holders of our common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transaction. The existence of the additional authorized preferred stock could have the effect of discouraging unsolicited takeover attempts. The issuance of preferred stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of us should our board consider the action of such entity or person not to be in the best interest of our shareholders. The issuance of preferred stock also could be used to entrench current management or deter an attempt to replace our board by diluting the number or rights of shares held by individuals seeking to control us by obtaining a certain number of seats on our board. Our board is not aware of any present or contemplated attempt to acquire control of us, and this proposal is not being presented with the intent that it be utilized as an anti-takeover device.

The Amendment

If this amendment to our articles of incorporation is approved by our shareholders, we will file an amendment to our articles of incorporation with the Florida Department of State as soon as practicable in order for the amendment to become effective. Our board reserves the right, notwithstanding shareholder approval of this proposal and without further action by our shareholders, not to proceed with the amendment at any time before the effective date of the amendment to our articles of incorporation.

The first sentence of Article III of our articles of incorporation currently provides as follows:

“The aggregate number of shares of which of the Corporation shall have authority to issue is four hundred and two million (402,000,000) shares of which four hundred million (400,000,000) shares shall be “Common Stock,” par value $.0001 per share, and of which two million (2,000,000) shares shall be “Preferred Stock,” par value $.0001 per share.”

Our board has approved the following amendment to Article III, subject to approval of such amendment by the holders of our common stock in accordance with Proposal IV and Proposal III above. Proposals III and IV are not contingent on each other. If both Proposal III and Proposal IV are approved, we will subsequently file an amendment to our articles of incorporation providing that the first sentence of Article III, set forth above, will be deleted in its entirety and replaced by the following:

“The aggregate number of shares of which of the Corporation shall have authority to issue is six hundred twenty-five million (625,000,000) shares, of which six hundred million (600,000,000) shares shall be “Common Stock,” par value $.0001 per share, and of which twenty-five million (25,000,000) shares shall be “Preferred Stock,” par value $.0001 per share.”

To the extent that Proposal IV is approved by our shareholders but Proposal III is not approved, our articles of incorporation will be amended to increase our authorized shares of preferred stock to 25,000,000 shares, while our authorized shares of common stock will remain 400,000,000 shares.

Dissenters Rights

Neither Florida law nor our articles of incorporation or bylaws provides our shareholders with the rights of appraisal or similar rights of dissenters with respect to this proposed amendment.

Vote Required

The vote required to approve the proposal to increase our authorized shares of preferred stock to 25,000,000 shares is a majority of the votes cast at the meeting with respect to the proposal.

Our board recommends that you vote FOR Proposal IV, the amendment to our articles of incorporation to increase the number of shares of preferred stock authorized from 2,000,000 shares to 25,000,000 shares.

PROPOSAL V

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

The Audit Committee has selected and appointed EisnerAmper LLP to act as our independent registered certified public accounting firm for the 2013 fiscal year. EisnerAmper LLP was our independent auditor for the fiscal year ended December 31, 2012. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if the appointment is ratified, our Audit Committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR Proposal V, the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for fiscal 2013.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE MKT rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board's determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has determined that Messrs. Beinstein, Genson, Gilinski, Kolosov, Krasno and Podell and Ms. Simkin are independent directors. Our other directors are not independent under the NYSE MKT rules because we currently employ them or they have other relationships with us that may result in them not being “independent”. All members of our audit, compensation and nominating and corporate governance committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee is independent for audit committee purposes based on the more stringent independence standards imposed by applicable NYSE MKT and SEC rules.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee, the directors our board has determined to be independent and the number of meetings held by each committee in 2012.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Henry C. Beinstein	X	X	X	X
Phillip Frost, M.D.					X
Brian S. Genson	X		X
Saul Gilinski	X	X
Dmitry Kolosov	X
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen					X
Howard M. Lorber
Jeffrey S. Podell	X	X
Richard J. Rosenstock
Jacqueline M. Simkin	X	X	X	X
Mark Zeitchick					X
Number of meetings held in 2012	1	4	2	1	—

Our board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2012, there were four meetings of the board. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. Six directors attended our last annual meeting. The chairs of each of our committees are as follows: audit committee (Mr. Beinstein), compensation committee (Dr. Krasno) and nominating and corporate governance committee (Ms. Simkin).

Executive Committee Information

Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Nominating and Corporate Governance Committee Information

Our nominating and corporate governance committee oversees the selection of director nominees. The nominating and corporate governance committee also develops and recommends to the board the corporate governance guidelines applicable to us, and oversees the evaluation of the board and management. The nominating and corporate governance committee considers persons as director nominees that are identified by its members, management, investors, investment bankers, shareholders and others. In December 2012, the nominating and corporate governance committee adopted a written charter, which sets forth criteria for nominees. The nominating and corporate governance committee applies the same criteria when evaluating director candidates nominated by shareholders as it does when evaluating director candidates nominated by others. A copy of the charter and our corporate governance guidelines are available at http://ir.stockpr.com/ladenburg/governance-documents. Although the nominating and corporate governance committee does not have specific minimum qualifications for director candidates, in recommending candidates for the board, the committee takes into consideration the following criteria established by the board in our corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;
•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
•	ability and willingness to commit adequate time to board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
•	diversity of viewpoints, background, experience and other demographics.

The committee also considers other factors as it deems appropriate such as whether the nominee is actively engaged in business endeavors and has an understanding of financial statements, corporate budgeting and capital structure. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

The persons to be elected at our annual meeting are the current directors standing for re-election.

Audit Committee Information and Report

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Our audit committee assists the board in monitoring:

•	the integrity of our financial statements;
•	our independent auditor’s qualifications and independence;
•	the performance of our independent auditor; and
•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions.

As required by applicable SEC and NYSE MKT rules, our board has determined that each audit committee member is independent for audit committee purposes and is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined by SEC rules.

Under its written charter, which was amended and re-adopted on March 24, 2009 and is available at http://ir.stockpr.com/ladenburg/governance-documents, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;
•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;
•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The committee discussed with EisnerAmper LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the PCAOB regarding the independent auditors' communication with the audit committee concerning independence. The committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2012.

Submitted by the Members of the Audit Committee:
Henry C. Beinstein, Chair
Saul Gilinski
Jeffrey S. Podell
Jacqueline M. Simkin

Board Leadership Structure

Our corporate governance guidelines provide that our board is free to choose its chair and chief executive officer in any way it deems best for us at any given point in time. However, these guideline provide that unless our board determines otherwise, we should have two different persons serve as chair and chief executive officer. We have a separate chairman of the board, Phillip Frost, M.D., and chief executive officer, Richard J. Lampen. We believe that having a non-executive director serve as our chair allows our chief executive officer to focus on our business, while allowing the chair to fulfill his fundamental board leadership role, which includes providing advice to, and independent oversight of, our board.

Our board is committed to good corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chair. Our chair is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chair guides board processes, provides input on agenda items and presides at board meetings. Our chair also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our named executive officers and the compensation committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers.

Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin, each of whom is an independent director, currently comprise our compensation committee. The committee's responsibilities include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;
•	ensuring that our executive compensation programs are designed to enable us to attract, retain and motivate senior management and other key employees;
•	ensuring that our executive compensation programs are appropriately competitive, integrating pay with our performance, rewarding above-average performance in the context of the business environment in which we operate, recognizing individual initiative and achievements, supporting organization objectives and shareholder interests, and ensuring that executive compensation is adequately designed to align the interests of executive officers with our long-term performance;
•	administering our Amended and Restated Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our 2009 Incentive Compensation Plan (“2009 Plan”) and any future adopted plans;
•	determining who participates in these plans, establishing performance goals, if any, and determining specific grants and awards to the participants; and
•	preparing the report of the compensation committee required by SEC rules to be included in our annual proxy statement.

Our compensation committee adopted a written charter in December 2012, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents. Our compensation committee has established compensation policies designed to provide competitive compensation levels that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives. Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation. Our compensation committee engaged GK Partners, Inc. to provide the services described below in connection with its compensation review for the year ended December 31, 2012.

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status and a subjective assessment of individual performance. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of executive officers, but the compensation committee has full autonomy in determining executive compensation. Other than standard fees for board and committee service, which are determined by the full board, the compensation committee considers and approves all director compensation, which is determined through a subjective assessment of individual contributions.

The compensation committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate; except that the compensation committee is not permitted to delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee may also delegate to one or more of our executive officers of the authority to make grants of equity-based compensation to eligible individuals who are not executive officers. Any such executive officer will be required to regularly report to the compensation committee grants so made and the compensation committee may revoke any delegation of authority at any time.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies based on our review of public compensation disclosures, although we do not use benchmarks. For 2012, our compensation committee engaged GK Partners to provide publicly available compensation information regarding executive compensation at ten peer companies, which were identified by management, to gain a sense of whether we are providing generally competitive compensation for our Named Executive Officers. These companies were:

Cowen Group, Inc.	KBW Inc.
FBR & Co.	LPL Financial Holdings Inc.
Gleacher & Company, Inc.	Piper Jaffrey Companies
Investors Capital Holdings, Ltd.	Raymond James Financial Inc.
JMP Group Inc.	SWS Group, Inc.

Within the financial services industry, there are only a limited number of publicly-traded companies that resemble us in size, scope and nature of business operations. Two of the peer group companies selected, LPL Financial and Investors Capital Holdings, are primarily engaged in the independent brokerage business, our largest segment, although they differ in size from us and each other. Raymond James Financial was selected because of its significant presence in the independent brokerage business, although it participates in other business lines and is substantially larger in size. The other peer group companies were selected because they generally engage in investment banking activities, are not depository institutions, and are roughly comparable to us in terms of annual revenues and market capitalization. The compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

The compensation committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, is not aware of any conflict of interest that has been raised by the work performed by GK Partners. GK Partners was not engaged by us to provide any services during 2012.

Compensation Objectives

The objectives of our compensation programs are to attract, motivate and retain qualified persons to serve as our executive officers. Our compensation programs are designed to provide competitive compensation to our named executive officers; reward individual initiative and achievements; integrate pay with our performance; and ensure that executive compensation is adequately designed to align the interests of executive officers with our long-term performance.

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. Decisions with respect to one component of compensation tend not to affect decisions regarding other components. We do not have specific policies for allocating between long-term and currently paid out compensation or between cash and non-cash compensation. We discuss each of the four components of compensation in more detail below.

Base Salary.  We provide base salaries to provide our Named Executive Officers a minimum, fixed level of cash compensation commensurate with their particular positions and qualifications. Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. Base salaries are not anticipated to be the sole component of total annual cash compensation. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries when necessary to realign them with industry norms based on a review of publicly-available compensation information, including, beginning in 2012, the peer group information identified above, after taking into account individual responsibilities, performance and experience. We do not use specific industry benchmarks, however. As part of the annual review process, the compensation committee increased Mr. Kaufman’s base salary from $225,000 to $250,000, effective January 1, 2013.

Brokerage Commissions.  If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions derived from customer accounts for which such executive is a designated account representative. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For each of fiscal 2010, 2011 and 2012, Mark Zeitchick and Adam Malamed were the only named executive officers who were paid brokerage commissions.

Discretionary Cash Bonus.  We grant discretionary cash bonuses to executives and directors, including non-employee directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, a subjective assessment of individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee's subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not fully reflect the underlying reasons for our performance and will not reflect individual executive performance.

In 2012, we granted a $600,000 cash bonus to each of Richard Lampen, our president and CEO, and Mark Zeitchick, our executive vice president; a $225,000 cash bonus to Brett Kaufman, our senior vice president and chief financial officer; and a $225,000 cash bonus to Adam Malamed, our chief operating officer. We also granted a $600,000 cash bonus to each of Dr. Phillip Frost, our chairman, and Howard Lorber, our vice-chairman. These bonuses were based on the contributions made by these individuals to our performance in 2012, including the development of new business. Additional considerations for the bonuses for Messrs. Lampen, Zeitchick, Kaufman and Malamed for 2012 included: the significant increase in EBITDA, as adjusted; achievement of record revenues; the successful integration of Securities America, which we acquired in November 2011; continued high levels of growth and improved margins at our other independent brokerage businesses; increases in levels of advisory and total client assets; satisfaction of annual targets under our clearing firm loans resulting in the forgiveness of approximately $5.3 million of principal and interest; meeting the debt service on the financing related to the Securities America acquisition in cash without utilizing the payment in kind (“PIK”) feature of the debt; and the continued growth of our capital markets business, including establishing Ladenburg Thalmann & Co. Inc. as a significant player in underwriting yield-oriented equities. Bonus payments for our executive officers in 2012 were higher than those paid in 2011 due to our compensation committee’s subjective assessment of our overall performance in the context of the business environment in which we operated and its consideration of the factors described above.

In addition to his bonus award described above, Mr. Malamed also received a retention award of $200,000, which vests in two equal annual installments at December 31, 2013 and 2014. Under the terms of the retention award, Mr. Malamed is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2013. Mr. Malamed is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2014. The retention award will be reported in the Summary Compensation Table during the years in which it vests based on his continued service.

Equity Awards.  We grant stock options and other stock-based awards to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The percentage of compensation paid as long-term incentives as compared with cash payments is made through a subjective determination. The compensation committee develops its equity award determinations based on its judgment as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. We generally grant options that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option grant and will need to continue in our employ for the duration of the vesting schedule in order to realize the maximum potential value.

In January 2013, we granted options to purchase 300,000 shares to each of Dr. Frost and Messrs. Lorber, Lampen and Zeitchick, options to purchase 100,000 shares to Mr. Malamed and options to purchase 62,500 shares to Mr. Kaufman. The exercise price for these options is $1.40 per share (a premium to the closing market price of $1.24 on the grant date). In January 2012, we granted options to purchase 750,000 shares to Dr. Frost, options to purchase 600,000 shares to each of Messrs. Lorber, Lampen and Zeitchick, options to purchase 125,000 shares to Mr. Kaufman and options to purchase 200,000 shares to Mr. Malamed. The exercise price for these options is $2.80 per share (a premium to the closing market price of $2.24 on the grant date). The foregoing options vest in four equal annual installments beginning on the first anniversary of the grant date.

We generally grant equity awards through the 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Other Compensation.  We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical and dental insurance premiums for certain of our executive officers as provided in their respective employment agreements. Commencing in 2011, we reimburse Mr. Lampen, on an after-tax basis, for various automobile expenses and health and dental insurance premiums.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer and the four other most highly compensated officers. The effect of Section 162(m) is substantially mitigated by our net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase our alternative minimum tax by up to 2% of such disallowed amount. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. Because our shareholders approved our 1999 Plan and our 2009 Plan, awards under these plans generally qualify as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that are beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Consideration of Our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2012 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2012 Annual Meeting, our shareholders overwhelmingly approved the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have remained substantially unchanged since last year. The next say-on-pay proposal will be included in the proxy statement for our 2014 Annual Meeting.

Compensation Committee Report on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling its role, the Compensation Committee met and held discussions with the Company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and its business judgment, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:
Dr. Richard Krasno, Chair
Henry C. Beinstein
Brian S. Genson
Jacqueline M. Simkin

Summary Compensation Table

The following table shows the compensation paid to our officers listed below, whom we refer to as Named Executive Officers, for 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard J. Lampen, chief executive officer and president(2)	2012	—	600,000		715,200	—	39,878	(3)	1,355,078
	2011	—	500,000		434,400	—	31,455	(3)	965,855
	2010	—	200,000		323,640	—	—		523,640
Mark Zeitchick, executive vice president(4)	2012	325,000	600,000		715,200	—	447,531	(5)	2,087,731
	2011	325,000	500,000		434,400	—	468,624	(5)	1,728,024
	2010	250,000	200,000		323,640	—	166,678	(5)	940,318
Brett H. Kaufman, senior vice president and chief financial officer	2012	225,000	225,000		149,000	—	—		599,000
	2011	218,750	150,000		90,500	—	—		459,250
	2010	200,000	115,000		26,970	—	—		341,970
Adam Malamed, chief operating officer(6)	2012	300,000	425,000	(7)	238,400	—	477,736	(8)	1,441,136
	2011	250,000	250,000	(7)	144,800	—	487,246	(8)	1,132,046
	2010	250,000	150,000	(7)	107,800	—	150,562	(8)	658,362

(1)	Represents the aggregate grant date fair value of stock options granted for the each of the three fiscal years ended December 31, 2012, 2011 and 2010 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2012 included in our annual report on Form 10-K for the year ended December 31, 2012 (“10-K”). The FASB ASC Topic 718 amounts from these grants may never be realized by the Named Executive Officer.
(2)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.
(3)	Represents reimbursement of automobile expenses ($22,441 and $17,088 in 2012 and 2011, respectively), health and dental insurance premiums ($5,386 for each of 2012 and 2011) and tax reimbursements for such benefits ($12,051 and $8,981 in 2012 and 2011, respectively).
(4)	During 2011 and 2010, Mr. Zeitchick also served as president and chief executive officer of Ladenburg Thalmann & Co. Inc.
(5)	Represents commissions earned from customer accounts for which the individual is a designated account representative ($437,585, $458,663 and $158,106 in 2012, 2011 and 2010) and health and dental insurance premiums paid by us.
(6)	During 2011 and 2010, Mr. Malamed served as co-chief operating officer of Ladenburg Thalmann & Co. Inc.
(7)	Includes (i) for 2012, $200,000 in retention awards paid in 2011 and 2012, which vested on December 31, 2012, (ii) for 2011, a $100,000 retention award paid in 2011, which vested on December 31, 2011 and (iii) for 2010, a $50,000 retention award paid in 2010, which vested on December 31, 2010.
(8)	Represents commissions earned from customer accounts for which the individual is a designated account representative ($448,994, $458,284 and $121,600 in 2012, 2011 and 2010, respectively) and health and dental insurance premiums paid by us ($28,742, $28,962 and $28,962 in 2012, 2011 and 2010, respectively).

Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group. Under this agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns, in exchange for an annual fee of $750,000, payable in quarterly installments, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. Commencing in 2011, Mr. Lampen is being reimbursed for various automobile and health and dental insurance expenses on an after-tax basis. In February 2013, we paid a $600,000 discretionary bonus to Mr. Lampen for 2012, which is reflected in the Summary Compensation Table above.

Mark Zeitchick serves as our executive vice president and previously served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Zeitchick receives an annual base salary of $325,000, a percentage of commissions from customer accounts for which he is a designated account representative, health and dental insurance premiums and a discretionary bonus. In February 2013, we paid a $600,000 discretionary bonus to Mr. Zeitchick for 2012, which is reflected in the Summary Compensation Table above. The current term of the agreement with Mr. Zeitchick, which automatically renews for successive one-year periods unless terminated by either party upon 30 days’ prior written notice, is through December 31, 2013.

Brett H. Kaufman has served as our senior vice president and chief financial officer under the terms of an employment letter providing for a $200,000 annual base salary, increased to $225,000 effective April 2011 and further increased to $250,000 effective January 2013. He is also eligible for an annual discretionary bonus, which was $225,000 for 2012 and is reflected in the Summary Compensation Table above, and effective January 1, 2013, health and dental insurance premiums. The current term of the agreement with Mr. Kaufman, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ prior written notice prior to the expiration of the then current term, is through December 31, 2013.

Adam Malamed serves as our chief operating officer and previously served as co-chief operating officer of Ladenburg Thalmann & Co Inc. Under his employment agreement, Mr. Malamed receives an annual base salary of $300,000, a percentage of commissions from customer accounts for which he is a designated account representative, health and dental insurance premiums and a discretionary bonus. In February 2013, we paid a $225,000 discretionary bonus to Mr. Malamed for 2012, which is reflected in the Summary Compensation Table above. Mr. Malamed also had $200,000 of retention awards paid in 2011 and 2012 vest on December 31, 2012 as described in the Summary Compensation Table above. The current term of the agreement with Mr. Malamed, which automatically renews for successive one-year periods unless terminated by either party upon 30 days’ prior written notice, is through December 31, 2013.

Grants of Plan-Based Awards in 2012

The following table shows grants made to our Named Executive Officers in 2012. The grant date fair value of option awards may not be realized by the individuals.

Estimated Future Payouts Under Non-Equity
Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Awards(1) ($)
Richard J. Lampen	01/31/12	—	—	—	600,000	2.80	715,200
Mark Zeitchick	01/31/12	—	—	—	600,000	2.80	715,200
Brett H. Kaufman	01/31/12	—	—	—	125,000	2.80	149,000
Adam Malamed	01/31/12	—	—	—	200,000	2.80	238,400

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2012 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2012 included in our 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

Outstanding Equity Awards at December 31, 2012

The following table summarizes the outstanding option awards held by our Named Executive Officers at December 31, 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Lampen	20,000	0			0.30	09/16/2013
	20,000	0			0.48	03/02/2015
	600,000	0			0.88	07/17/2016
	20,000	0			1.39	11/05/2016
	20,000	0			2.30	06/28/2017
	600,000	0			2.30	07/25/2017
	600,000	0			1.58	10/30/2018
	300,000	300,000	(1)		0.90	01/14/2020
	150,000	450,000	(2)		1.28	03/02/2021
	0	600,000	(3)		2.80	01/31/2022
Mark Zeitchick	125,000	0			1.01	05/25/2014
	150,000	0			0.58	08/17/2015
	600,000	0			0.88	07/17/2016
	600,000	0			2.30	07/25/2017
	600,000	0			1.58	10/30/2018
	300,000	300,000	(1)		0.90	01/14/2020
	150,000	450,000	(2)		1.28	03/02/2021
	0	600,000	(3)		2.80	01/31/2022
Brett H. Kaufman	150,000	0			2.30	03/24/2018
	25,000	25,000	(1)		0.90	01/14/2020
	31,250	93,750	(2)		1.28	03/02/2021
	0	125,000	(3)		2.80	01/31/2022
Adam Malamed	500,000	0			1.05	09/11/2016
	150,000	0			1.58	10/30/2018
	100,000	100,000	(1)		0.90	01/14/2020
	50,000	150,000	(2)		1.28	03/02/2021
	0	200,000	(3)		2.80	01/31/2022

(1)	These options vest in two equal annual installments beginning on January 14, 2013.
(2)	These options vest in three equal annual installments beginning on March 2, 2013.
(3)	These options vest in four equal annual installments beginning on January 31, 2013.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options by our Named Executive Officers during 2012:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Richard J. Lampen	40,000	55,000
Mark Zeitchick	250,000	395,000
Brett H. Kaufman	—	—
Adam Malamed	—	—

(1)	Represents the difference between the exercise price and the market price of the common stock on the date of exercise for each option.

Pension Benefits

We do not provide pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not maintain defined contribution or other plans providing for the deferral of compensation on a basis that is not tax qualified.

Stock Options and Warrants Issued Outside of Equity Plans

As of December 31, 2012, stock options issued outside of our equity plans to purchase an aggregate of 4,475,000 shares of our common stock at exercise prices ranging from $1.05 per share to $1.91 per share and warrants to purchase 17,122,332 shares of our common stock at exercise prices ranging from $0.68 per share to $1.91 per share were outstanding. See “Equity Compensation Plan Information” below.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. In September 2012, our shareholders approved the amendment and restatement of the QESPP. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period will be applied to purchase shares for the employee from us. The purchase price will be 95% of the last sale price of our common stock on the exercise date. As of December 31, 2012, 4,264,487 shares of common stock had been issued under the QESPP.

Potential Termination or Change in Control Payments

Mark Zeitchick, Adam Malamed and Brett H. Kaufman have employment agreements with us that provide for potential payments in the event of their termination.

Under Mr. Zeitchick's employment agreement, if his employment is terminated for any reason other than death, we are required to pay to Mr. Zeitchick all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for him and his family, providing coverage no less extensive than that in effect on the date hereof, and pay for any required deductibles under such insurance, until the earlier of (i) two years after his termination or (ii) until he receives similar coverage, without pre-existing condition limitations, after the expiration of any waiting periods, from a subsequent employer, as well as the cost of insurance, hospitalization, medical or other benefits we make available to our employees. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2012 for any reason other than his death was approximately $20,000. In the event of Mr. Zeitchick’s death, we are required to pay to, or on behalf of, Mr. Zeitchick’s spouse or designated beneficiary, if he is survived by a spouse or designated beneficiary, or if not, to his estate, for one year from the date of death, all compensation owed under the agreement as of the termination date and all premiums necessary to maintain medical insurance for his family, providing coverage no less extensive than that in effect on the date of the agreement, any required deductibles under such insurance, as well as the cost of insurance, hospitalization, medical or other benefits made available by us to our employees so that Mr. Zeitchick’s beneficiary may participate. The total estimated payment in the event Mr. Zeitchick’s employment had been terminated on December 31, 2012 as a result of his death was approximately $0.

Under Mr. Malamed’s employment agreement, we are required to pay Mr. Malamed a severance amount equal to his annual base salary ($300,000 at December 31, 2012) and he and his family will be entitled to receive subsidized health benefits for a period of up to 18 months (approximately $44,000 at December 31, 2012) following any termination by us without “Cause” or by him for “Good Reason”. The total estimated payment in the event Mr. Malamed’s employment had been terminated on December 31, 2012 as a result of his death or disability was approximately $0.

Mr. Malamed’s employment agreement defines “Cause” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Malamed’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Good Reason means: (i) a failure by us to make any payments under the employment agreement, (ii) any other breach of a material provision of the employment letter by us, including without limitation a change in Mr. Malamed’s title, (iii) removal of Mr. Malamed as a member of our management committee, or (iv) relocation of his office to a location more than 25 miles from Miami, Florida.

Under Mr. Kaufman’s employment agreement, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($225,000 at December 31, 2012) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Kaufman's employment is terminated due to death or “Disability”, Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($225,000 in the case of any termination in 2013). Also, Mr. Kaufman and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $30,000 at December 31, 2012). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2012 as a result of his death or disability was approximately $180,000.

Mr. Kaufman's employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman's ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.
•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.
•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our senior vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, Florida (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Also, certain of our option agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the option holder, all stock options under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at December 31, 2012” above by the closing price of a share of common stock on December 31, 2012 ($1.40), then deducting the aggregate exercise price of the unvested stock options.

Name	Change-in-Control ($)	Death ($)	Disability ($)
Richard J. Lampen	204,000	204,000	204,000
Mark Zeitchick	204,000	204,000	204,000
Adam Malamed	68,000	68,000	68,000
Brett H. Kaufman	23,750	23,750	23,750

Director Compensation

Directors who are also employees receive no cash compensation for serving as directors. Each of our non-employee directors receives annual director fees of $30,000, payable in quarterly installments. Audit committee, compensation committee and nominating and corporate governance committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chair of the executive committee (if he is not an employee) receives an additional annual fee of $100,000. The chair of each of the audit, compensation and nominating and corporate governance committee receives an additional annual fee of $10,000. Also, each non-employee director receives $1,500 and $750 per board and committee meeting, respectively, that he or she attends. Upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our 1999 Plan or 2009 Plan to purchase 50,000 common shares at fair market value on the grant date. We also reimburse directors for costs incurred in attending board and committee meetings.

In addition, for 2012, we paid a discretionary bonus of $600,000 in February 2013 to each of Phillip Frost, M.D., our chairman, and Howard Lorber, our vice-chairman, as a result of our subjective determination of their individual contributions to our company. In January 2013, we granted options to purchase 300,000 shares to each of Dr. Frost and Mr. Lorber at an exercise price of $1.40 per share (a premium to the closing market price of $1.24 on the grant date) based on the contributions made by such individuals to our performance, including the development of new business. In January 2012, we granted each of Dr. Frost and Mr. Lorber an option to purchase 750,000 and 600,000 shares, respectively, of our common stock at an exercise price of $2.80 per share (a premium to the closing market price of $2.24 on the grant date).

The following table summarizes non-employee director compensation for 2012. Compensation for directors who are also Named Executive Officers is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Henry C. Beinstein	62,000	—	36,550	98,550
Phillip Frost, M.D.	734,500	—	930,550	1,665,050
Brian S. Genson	42,500	—	36,550	79,050
Saul Gilinski	49,000	—	36,550	85,550
Dmitry Kolosov	18,603	—	56,030	74,633
Dr. Richard M. Krasno	48,250	—	36,550	84,800
Howard M. Lorber	634,500	—	751,750	1,386,250
Jeffrey S. Podell	48,250	—	36,550	84,800
Jacqueline M. Simkin	60,500	—	36,550	97,050

(1)	Represents the aggregate grant date fair value of stock options granted for the year ended December 31, 2012 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2012 included in our 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

The aggregate number of outstanding option awards at December 31, 2012 was as follows:

Name	Aggregate Number of Option Awards
Henry C. Beinstein	150,000
Phillip Frost, M.D.	5,540,000
Brian S. Genson	190,000
Saul Gilinski	170,000
Richard Krasno, M.D.	170,000
Dmitry Kolosov	70,000
Howard M. Lorber	2,910,000
Jeffrey S. Podell	190,000
Jacqueline M. Simkin	90,000

Compensation Committee Interlocks and Insider Participation

In 2012, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

Equity Compensation Plan Information

The following table contains information at December 31, 2012 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	33,240,183		$1.60	9,936,939	(1)
Equity compensation plans not approved by security holders	21,597,332	(2)(3)(4)(5)(6)	$1.51	—

(1)	Consists of 1,104,654 shares available for future issuance under our 1999 Plan and 8,832,285 under the 2009 Plan.
(2)	Includes warrants to purchase 2,900,000 shares of our common stock at $0.96 per share, issued to former shareholders of Capitalink, L.C. During 2010, the exercise price of warrants to purchase 2,300,000 shares of common stock was adjusted to $0.68.
(3)	Includes warrants to purchase 1,500,000 shares of our common stock at $0.94 per share, issued to acquire Broadwall Capital LLC. At December 31, 2012, warrants to purchase 1,249,000 shares remained outstanding and are currently vested. In September 2006, Ladenburg engaged several employees of BroadWall Capital LLC to continue as employees of Ladenburg. We granted to such individuals ten-year options to purchase an aggregate of 1,500,000 shares of our common stock exercisable at $0.94 per share. At December 31, 2012, options to purchase 1,475,000 shares remained outstanding and are currently vested.
(4)	Includes warrants to purchase 500,000 shares of our common stock at $0.95 per share, which we issued to acquire a 10% interest in the Florida Value Fund. At December 31, 2012, warrants to purchase 260,000 shares remained outstanding and are currently vested.
(5)	Includes warrants to purchase 2,000,000 shares of our common stock at $1.91 per share, issued to an affiliate of our chairman of the board and our principal shareholder, under a credit agreement in connection with the Investacorp acquisition. In connection with the 2007 Investacorp acquisition, we granted Investacorp’s chairman options to purchase 3,000,000 shares of our common stock at $1.91 per share. These options are currently vested and have a ten-year term.
(6)	Includes warrants to purchase 10,713,332 shares of our common stock at $1.68 per share, which we issued to lenders in connection with the Securities America acquisition.

At December 31, 2012, the warrants and options listed above in notes 2 through 6 were our only equity compensation not issued under an equity compensation plan approved by our shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

Our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board or audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;
•	we or any of our subsidiaries is a participant; and
•	any (a) executive officer, director or director nominee, (b) five percent or greater beneficial owner of our common stock, or (c) immediate family member, of the persons listed in clauses (a) and (b), has or will have a material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Our audit committee, under its charter, reviews and approves related-party transactions to the extent we enter into such transactions.

The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances; and
•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or officer.

Related Party Transactions

In connection with our acquisition of Securities America Financial Corporation (“Securities America”) on November 4, 2011, we entered into a loan agreement with various lenders (the “Lenders”), under which the Lenders provided a loan (the “November 2011 Loan”) to us in an aggregate principal amount of $160,700,000, some of which was used to fund a portion of the purchase price for Securities America. Interest on the November 2011 Loan is payable quarterly, commencing on December 31, 2011, at 11% per annum. Interest is payable in cash; provided that (i) from December 31, 2011 until November 4, 2013, we may, without the consent of any Lender, elect to satisfy our interest obligations by adding such amount to the outstanding principal balance of the note, in an amount of up to approximately 36% of accrued and unpaid interest on each payment date during such period, and (ii) after November 4, 2013 until maturity, we may also pay interest-in-kind with the consent of certain Lenders. This payment-in-kind feature increases the principal sum outstanding on the note that is due at maturity by the amount of such payment-in-kind. Ten percent (10%) of the principal amount of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on each of December 31, 2014 and December 31, 2015, and the balance of the November 2011 Loan, together with accrued and unpaid interest thereon, is due on November 4, 2016. We may voluntarily repay the November 2011 Loan at any time without premium or penalty. The notes contain customary events of default, which, if uncured, permit the Lenders to accelerate the maturity date of the November 2011 Loan.

The aggregate principal amount outstanding under the November 2011 Loan at December 31, 2012 was $160,700,000. In 2012, we paid the lenders approximately $16,057,000 in interest and no principal under the November 2011 Loan.

At closing, we paid a one-time aggregate funding fee of $803,500 to the Lenders and issued to the Lenders warrants (“Warrants”) to purchase an aggregate of 10,713,332 shares of our common stock. The Warrants are exercisable at any time prior to their expiration on November 4, 2016 at $1.68 per share, which was the closing price of our common stock on the closing date, as reported by the NYSE MKT.

The Lenders include Frost Nevada Investments Trust (“Frost Nevada”), an affiliate of our chairman and principal shareholder, Phillip Frost, M.D., Vector Group, Ltd. (“Vector Group”), a more than 5% holder of our shares, and Richard J. Lampen, our President and Chief Executive Officer. The original principal amounts loaned by Frost Nevada, Vector Group and Mr. Lampen were $135,000,000, $15,000,000 and $200,000, respectively. A special committee of our board reviewed and considered the terms of the loan agreement, the notes and the Warrants, and, upon such review and consideration, which included the advice of the special committee’s independent financial advisor, the special committee determined that the financing was fair from a financial point of view to us and our unaffiliated shareholders.

In connection with our acquisition of Investacorp in 2007, we entered into a $30,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Dr. Phillip Frost. Borrowings under the credit agreement bear interest at a rate of 11% per annum, payable quarterly. In August 2009, the revolving credit agreement was amended to extend the maturity date to August 25, 2016. In connection with the Securities America acquisition, in August 2011, we entered into a second amendment to the revolving credit agreement, under which available borrowings were increased by $10,000,000 to $40,000,000. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. The largest aggregate principal amount outstanding under this facility in 2012 was $33,050,000. In 2012, we paid to Frost Gamma $19,050,000 in principal and $2,938,701 in interest under this facility. The aggregate principal amount outstanding under this facility at December 31, 2012 was $25,500,000.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial, tax and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns. In consideration for such services, we currently pay Vector Group a $750,000 annual fee plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid $750,000 in 2012 to Vector Group under this agreement. The agreement is terminable by either party upon 30 days’ prior written notice.

In March 2007, our subsidiary, Ladenburg Thalmann & Co. Inc. (“Ladenburg”), entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period ending January 31, 2012. During 2012, we operated under the terms of the expired lease. The lease was for 15,831 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg are located. The rent is inclusive of operating expenses, property taxes and parking. Rental payments for 2012 amounted to approximately $560,000. In March 2013, Ladenburg entered into a five-year extension of this office lease, which expands the area leased to 18,146 square feet. The lease provides for aggregate payments during the five-year term of approximately $2,995,000 and minimum annual payments of approximately $556,000. We received the advice of a commercial real estate firm at the time we entered into the lease and the lease extension that the terms thereof were as fair as could have been obtained from an unaffiliated third party.

In September 2010, Investacorp, Inc. entered into an office lease with Frost Real Estate Holdings, LLC for a five-year lease ending in September 2015. The lease is for 11,475 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2012 amounted to approximately $293,000. We received the advice of a commercial real estate firm at the time Investacorp entered into the lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

Ladenburg Thalmann & Co. Inc employs Richard J. Rosenstock, a director, Richard Sonkin, the brother-in-law of Richard J. Rosenstock, and Steven Zeitchick, the brother of Mark Zeitchick, a director and our executive vice president. In 2012, (i) Richard J. Rosenstock received approximately $180,000 in compensation, (ii) Richard Sonkin, received approximately $243,000 in compensation and (iii) Steven Zeitchick received $251,000 in compensation. It is anticipated that each of these individuals will receive in excess of $120,000 in compensation from us in 2013.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) for fiscal 2012.

Independent Auditors

EisnerAmper LLP

For the fiscal years ended December 31, 2012 and 2011, EisnerAmper LLP served as our independent registered certified public accounting firm. A representative from EisnerAmper LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

EisnerAmper LLP billed us the following amounts for professional services rendered for 2012 and 2011:

	2012	2011
	(in thousands)
Audit fees	$1,005	$1,005
Audit-related fees	—	—
Tax fees	—	—
All other fees	30	221
Total fees	$1,035	$1,226

Audit Fees include fees for services performed by EisnerAmper LLP relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees would include fees for assurance and related services performed by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”.

Tax Fees would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees include fees for products and services provided by EisnerAmper LLP, other than the services reported above. The services performed primarily involved due diligence, review of corporate filings and research of various accounting and tax issues.

Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of EisnerAmper LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees”, “Audit-Related Fee”, “Tax Fees” and “All Other Fees” above.

Solicitation of Proxies

We are paying the cost of soliciting proxies. Besides the use of the mails, we may solicit proxies by personal interview, telephone, e-mail or similar means. No director, officer or employee will be specially compensated for these activities. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2014 annual meeting of shareholders must be received by us no later than December 11, 2013 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2014 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022.

Any proposal submitted with respect to our 2014 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2014 annual meeting of shareholders is changed by more than 30 days from the date of our 2013 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2014 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 520 Madison Avenue, 9th Floor, New York, New York 10022. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2014 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we do not receive notice of such proposal at our principal office in Miami, Florida, prior to February 24, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 9, 2013

This proxy statement and the 2012 Annual Report are available at http://materials.proxyvote.com/50575Q.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

President and Chief Executive Officer

Miami, Florida
April 10, 2013

Ladenburg Thalmann Financial Services Inc. — Proxy

Solicited By The Board Of Directors

for Annual Meeting To Be Held on May 9, 2013

The undersigned shareholder(s) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Company”), hereby appoints Richard J. Lampen, Mark Zeitchick and Brett H. Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 9, 2013 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR the following proposals.

1.	Election of the following Directors:

FOR all nominees listed below except as marked to the contrary below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Henry C. Beinstein, Phillip Frost, M.D., Brian S. Genson, Saul Gilinski, Dmitry Kolosov, Dr. Richard M. Krasno, Richard J. Lampen, Howard M. Lorber, Jeffrey S. Podell, Richard J. Rosenstock, Jacqueline M. Simkin and Mark Zeitchick

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.

2.	Advisory vote to approve executive compensation (“say on pay”).

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Approval of an amendment to our articles of incorporation to increase the number of shares of common stock authorized from 400,000,000 to 600,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Approval of an amendment to our articles of incorporation to increase the number of shares of preferred stock authorized from 2,000,000 to 25,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	Approval of ratification of EisnerAmper LLP as independent registered public accounting firm for fiscal 2013.

FOR ☐	AGAINST ☐	ABSTAIN ☐
6.	In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

☐ I plan on attending the Annual Meeting.

Date: , 2013

Signature

Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.